PRESS RELEASE

Veteran Retail Leader Kathryn Tesija Elected to Clorox Board

OAKLAND, Calif., April 10, 2020 – The Clorox Company (NYSE:CLX) today announced the election of Kathryn (Kathee) Tesija to its board of directors, effective May 18, 2020.Tesija previously led all merchandising and supply chain efforts for Target Corporation.

“As a longtime enterprise leader in the retail industry, Kathee will add valuable perspectives to our board,” said Clorox lead independent director Pamela Thomas-Graham. “In addition, her expertise in digital, innovation, marketing and consumer behavior will help us in our efforts to drive our strategy of innovating brands and shopping experiences and ultimately enable us to better serve people.”

Tesija, 57, has been a senior adviser and consultant at Simpactful LLC, a CPG/retail consultancy firm, since 2016. Previously, she served as executive vice president and chief merchandising and supply chain officer for Target Corporation, the second-largest discount retailer in the United States, from 2008 to 2015. In this role, she oversaw all functions of product design and development, sourcing, merchandising, presentation, inventory management, operations, and global supply chain for Target.com and nearly 1,800 retail stores. During her tenure at Target beginning in 1986, she served in numerous positions of responsibility, including director, merchandise planning; senior vice president, hardlines merchandising; and strategic adviser.

In addition, she has served on the board of Verizon Communications since 2012 and on the board of Woolworths Group Limited since 2016.

Tesija holds a bachelor’s degree from the University of Wisconsin-Stout.

Additional information about The Clorox Company board of directors can be found at www.thecloroxcompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,800 employees worldwide and fiscal year 2019 sales of $6.2 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid-Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; RenewLife® digestive health products; and Rainbow Light®, Natural Vitality™ and NeoCell® dietary supplements. The company also markets industry-leading products and technologies for professional customers, including those sold under the CloroxPro™ and Clorox Healthcare® brand names. Nearly 80% of the company’s sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact and the Ellen MacArthur Foundation’s New Plastics Economy Global Commitment. The company has been broadly recognized for its corporate responsibility efforts, included on CR Magazine's 2019 100 Best Corporate Citizens list, Barron’s 2020 100 Most Sustainable Companies, the Human Rights Campaign’s 2020 Corporate Equality Index and the 2019 Bloomberg Gender Equality Index, among others. In support of its communities, The Clorox Company and its foundations contributed about $12 million in combined cash grants, product donations and cause marketing in fiscal year 2019. For more information, visit TheCloroxCompany.com, including the Good Growth blog, and follow the company on Twitter at @CloroxCo.

Media Relations

Aileen Zerrudo aileen.zerrudo@clorox.com
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Investor Relations

Lisah Burhan lisah.burhan@clorox.com
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